Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 24, 2025
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA - Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended December 31, 2024, consolidated net income was $6,008,000 or $0.73 per diluted share (EPS), as compared to $7,324,000, or $0.89 EPS, for the prior quarter and $5,865,000, or $0.71 EPS for the same period a year ago. Consolidated net income for the year ended December 31, 2024, totaled $24,948,000, or $3.02 EPS, representing a decrease of 19.1% compared to $30,848,000, or $3.75 EPS for 2023. The decrease in QTD earnings compared to the prior quarter is related to loan recoveries which resulted in the reversal of credit loss provision of $1,620,000 recorded during the third quarter of 2024. The increase over the same period a year ago is related to a credit loss provision of $1,130,000 recorded during the fourth quarter of 2023, corresponding to macro-economic conditions and loan growth of $100.8 million during the fourth quarter of 2023. Despite the positive variance related to the reversal of credit loss provisions, 2024 YTD earnings decreased compared to 2023 due to an increase in deposit interest expense and general operating expenses.

“We are pleased to report another solid year of earnings and commend our team on their commitment to a culture of relationship banking built on a foundation of sound credit quality standards,” stated Chris Courtney, Chief Executive Officer.

Net interest income was $17,846,000 and $70,034,000 for the fourth quarter and year ended December 31, 2024, respectively, compared to $17,655,000 during the prior quarter, $17,914,000 for the fourth quarter of 2023, and $75,802,000 for the year ended December 31, 2023. The QTD increase compared to prior quarter is due to an increase of $39.6 million in average earning assets. The QTD and YTD decreases compared to 2023 is due to an increase in deposit interest expense. The average cost of funds increased to 0.78% in 2024, compared to 0.28% in 2023. The higher interest expense was partially offset by loan growth of $90.0 million, or 8.8%, year-over-year.

Net interest margin was 4.00% and 4.07% (non-GAAP measure, see financial table footnote 1 below) for the fourth quarter and year ended December 31, 2024, respectively, as compared to 4.04% for the prior quarter, 4.15% for the fourth quarter of 2023, and 4.33% for the year ended December 31, 2023. The interest margin decrease compared to prior periods is the result of increased deposit interest expense as described above.

Non-interest income for the fourth quarter and year ended December 31, 2024, totaled $1,430,000 and $6,555,000, respectively, compared to $1,846,000 during the prior quarter, $1,755,000 for the fourth quarter of 2023, and $6,631,000 for the year ended December 31, 2023. The QTD and YTD decreases from prior periods was primarily due to unrealized market value changes on equity securities.

Non-interest expense for the fourth quarter and year ended December 31, 2024, totaled $11,548,000 and $46,017,000, respectively, compared to $11,324,000 during the prior quarter, $10,760,000 for the fourth quarter of 2023 and $41,157,000 for the year ended December 31, 2023. The fourth quarter increases are related to audit, data processing, and consulting among other general operating expense increases. The year-to-date increase compared to 2023 corresponds to staffing expense and general operating costs, including advertising, audit and software licensing, related to servicing the loan and deposit portfolios.

Total assets were $1.90 billion at December 31, 2024, essentially flat compared to September 30, 2024, and an increase of $58.2 million over December 31, 2023. Gross loans were $1.11 billion as of December 31, 2024, an increase of $31.4 million from September 30, 2024, and $90.0 million from December 31, 2023. The Company’s total deposits were $1.70 billion as of December 31, 2024, an increase of $5.4 million from September 30, 2024, and $45.2 million from December 31, 2023. Our liquidity position remains strong as evidenced by $168.8 million in cash and cash equivalents balances at December 31, 2024.

Non-performing assets (“NPA”) remained at zero as of December 31, 2024, as they were for all of 2024 and 2023. The allowance for credit losses (“ACL”) as a percentage of gross loans decreased to 1.04% at December 31, 2024, compared to 1.07% at September 30, 2024 and 1.07% at December 31, 2023. The decrease was related to macro-economic conditions and other credit-related factors that resulted in a favorable output from our CECL credit risk model, combined with loan growth of $31.4 million during the quarter. Given industry concerns of credit risk specific to commercial real estate, management has performed a thorough analysis of this segment within the ACL computation, concluding that the credit loss reserves relative to gross loans remains at acceptable levels, and credit quality remains stable.

The Board of Directors of Oak Valley Bancorp at their January 21, 2025 meeting, declared the payment of a cash dividend of $0.30 per share of common stock to its shareholders of record at the close of business on February 3, 2025. The payment date will be February 14, 2025 and will amount to approximately $2,507,000. This is the first dividend payment made by the Company in 2025.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 18 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors, and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2024	2024	2024	2024	2023

Net interest income	$17,846	$17,655	$17,292	$17,241	$17,914
(Reversal of) provision for credit losses	-	(1,620)	-	-	1,130
Non-interest income	1,430	1,846	1,760	1,519	1,755
Non-interest expense	11,548	11,324	11,616	11,529	10,760
Net income before income taxes	7,728	9,797	7,436	7,231	7,779
Provision for income taxes	1,720	2,473	1,547	1,504	1,914
Net income	$6,008	$7,324	$5,889	$5,727	$5,865

Earnings per common share - basic	$0.73	$0.89	$0.72	$0.70	$0.72
Earnings per common share - diluted	$0.73	$0.89	$0.71	$0.69	$0.71
Dividends paid per common share	$-	$0.225	$-	$0.225	$-
Return on average common equity	12.86%	16.54%	14.19%	13.86%	16.44%
Return on average assets	1.25%	1.56%	1.30%	1.26%	1.27%
Net interest margin (1)	4.00%	4.04%	4.11%	4.09%	4.15%
Efficiency ratio (2)	59.91%	58.07%	60.97%	61.46%	54.71%

Capital - Period End
Book value per common share	$21.95	$22.18	$20.55	$19.97	$20.03

Credit Quality - Period End
Nonperforming assets / total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Credit loss reserve / gross loans	1.04%	1.07%	1.04%	1.05%	1.07%

Period End Balance Sheet
($ in thousands)
Total assets	$1,900,604	$1,900,455	$1,840,521	$1,805,739	$1,842,422
Gross loans	1,106,535	1,075,138	1,070,036	1,039,509	1,016,579
Nonperforming assets	-	-	-	-	-
Allowance for credit losses	11,460	11,479	11,121	10,922	10,896
Deposits	1,695,690	1,690,301	1,644,748	1,612,400	1,650,534
Common equity	183,436	185,393	171,799	166,916	166,092

Non-Financial Data
Full-time equivalent staff	223	222	223	219	222
Number of banking offices	18	18	18	18	18

Common Shares outstanding
Period end	8,357,211	8,358,711	8,359,556	8,359,556	8,293,168
Period average - basic	8,224,504	8,221,475	8,219,699	8,209,617	8,200,177
Period average - diluted	8,278,427	8,263,790	8,248,295	8,244,648	8,236,897

Market Ratios
Stock Price	$29.25	$26.57	$24.97	$24.78	$29.95
Price/Earnings	10.09	7.52	8.69	8.86	10.55
Price/Book	1.33	1.20	1.22	1.24	1.50

(1)	This is a non-GAAP measure because its computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	This ratio was changed to GAAP basis as of the quarter ended December 31, 2024, and all prior periods have been restated accordingly.

	YEAR ENDED DECEMBER 31,
Profitability	2024	2023
($ in thousands, except per share)
Net interest income	$70,034	$75,802
(Reversal of) provision for credit losses	(1,620)	970
Non-interest income	6,555	6,631
Non-interest expense	46,017	41,157
Net income before income taxes	32,192	40,306
Provision for income taxes	7,244	9,458
Net income	$24,948	$30,848

Earnings per share - basic	$3.04	$3.76
Earnings per share - diluted	$3.02	$3.75
Dividends paid per share	$0.45	$0.32
Return on average equity	14.39%	21.87%
Return on average assets	1.35%	1.64%
Net interest margin (1)	4.07%	4.33%
Efficiency ratio (2)	60.08%	49.93%

Capital - Period End
Book value per share	$21.95	$20.03

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%
Credit loss reserve/ gross loans	1.04%	1.07%

Period End Balance Sheet
($ in thousands)
Total assets	$1,900,604	$1,842,422
Gross loans	1,106,535	1,016,579
Nonperforming assets	-	-
Allowance for credit losses	11,460	10,896
Deposits	1,695,690	1,650,534
Stockholders' equity	183,436	166,092

Non-Financial Data
Full-time equivalent staff	223	222
Number of banking offices	18	18

Common Shares outstanding
Period end	8,357,211	8,293,168
Period average - basic	8,218,846	8,193,874
Period average - diluted	8,258,857	8,230,892

Market Ratios
Stock Price	$29.25	$29.95
Price/Earnings	9.64	7.96
Price/Book	1.33	1.50

(1) This is a non-GAAP measure because its computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) This ratio was changed to GAAP basis as of the year ended December 31, 2024, and the prior period has been restated accordingly.